Calculation of Filing Fee Tables
S-8
Vince Holding Corp.
Table 1: Newly Registered Securities

	Security Type	Security Class Title	Fee Calculation Rule	Amount Registered	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee
1	Equity	Common Stock, $0.01 par value per share (Vince 2013 Plan)	Other	1,000,000	$4.375	$4,375,000	0.00013810	$604.19
Total Offering Amounts:						$4,375,000		$604.19
Total Fee Offsets:								$ 0.00
Net Fee Due:								$604.19

(a) Pursuant to Rule 416(a) under the Securities Act, this Registration Statement shall also cover any additional shares of Common Stock that become issuable in respect of the securities identified in the above table under the Vince 2013 Plan by reason of any stock dividend, stock split, recapitalization, or other similar event pursuant to the anti-dilution provisions of the Vince 2013 Plan.

(b) The Amount Registered represents 1,000,000 shares of Common Stock reserved for future issuance under the Vince 2013 Plan.

(c) The fee rate of $138.10 per $1,000,000 (0.00013810) is the rate effective for the period from October 1, 2025 through September 30, 2026. Estimated solely for the purpose of calculating the registration fee in accordance with Rule 457(c) and Rule 457(h) under the Securities Act using the average of the high and low sale prices of the Common Stock on June 5, 2026, as reported on Nasdaq, which is within five business days prior to filing this Registration Statement on Form S-8.